News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
February 6, 2018	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 2017 results

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced results for the fourth quarter of 2017. Net income for the fourth quarter of 2017 was $2.6 million compared to $8.3 million for the same period of 2016 and diluted net income per common share was $0.21 compared to $0.68 for the same period of 2016. These decreases were primarily driven by the revaluation of the Corporation’s deferred tax assets as a result of the passage in the fourth quarter of the Tax Cuts and Jobs Act (“TCJA”) resulting in a non-cash tax expense of $6.3 million. Excluding the impact of the TCJA, adjusted net income, a non-GAAP measure, for the fourth quarter would have been $8.9 million.

The Corporation further reported net income of $29.1 million for the twelve months ended December 31, 2017 versus $38.4 million for the comparable period of 2016, which included an after-tax gain on the sale of the Corporation’s insurance subsidiary of $5.8 million. Diluted net income per common share was $2.38 for the twelve months ended December 31, 2017 versus $3.12 for the comparable period of 2016. Return on assets for the twelve months ended December 31, 2017 was .98% compared to 1.30% for the twelve months ended December 31, 2016. The TCJA also reduced twelve month net income by $6.3 million or $0.52 per share. Excluding the impact of the TCJA, a non-GAAP measure, full year adjusted net income would have been $35.4 million and adjusted earnings per common share would have been $2.90.

Norman L. Lowery, President and Chief Executive Officer, commented, “We are pleased with our 2017 performance. During 2017 we continued to experience loan growth which is driving increased interest income. Similar to others in our industry our fourth quarter and year end results were negatively impacted by the Tax Cuts and Jobs Act, which was signed into law in late December.”

Book value per share was $33.77 at December 31, 2017 compared to $33.92 at December 31, 2016. Shareholders’ equity was $413.6 million compared to $414.4 million on December 31, 2016. Dividends paid during 2017 totaled $2.50 per share.

Average total loans for the fourth quarter of 2017 were $1.87 billion, an increase of $44.1 million or 2.41%, versus the $1.83 billion for the comparable period in 2016. Total loans outstanding increased $67.6 million, or 3.68% to $1.90 billion as of December 31, 2017 from $1.84 billion as of December 31, 2016.

Average total deposits for the quarter ended December 31, 2017 increased $9.1 million or .37% to $2.47 billion versus $2.46 billion as of December 31, 2016. Total deposits outstanding increased $30.1 million or 1.24% to $2.46 billion from the $2.43 billion as of December 31, 2016. On a linked quarter basis, average deposits increased $58.8 million from $2.41 billion for the quarter ending September 30, 2017.

The company’s tangible common equity to tangible asset ratio was 12.74% at December 31, 2017, compared to 12.80% at December 31, 2016.

Net interest income for the fourth quarter of 2017 increased $1.3 million or 4.83% to $27.7 million compared to the $26.4 million reported for the same period of 2016. The net interest margin for the twelve months ended December 31, 2017 increased to 4.11% compared to the 4.04% for the same period ending December 31, 2016.

The provision for loan losses for the three months ended December 31, 2017 was $1.5 million compared to $939 thousand for the fourth quarter of 2016. Net charge-offs were $1.4 million for the fourth quarter of 2017 compared to $1.2 million in the same period of 2016. The Corporation’s allowance for loan losses as of December 31, 2017 was $19.9 million compared to $18.8 million as of December 31, 2016. The allowance for loan losses as a percent of total loans was 1.04% as of December 31, 2017 compared to 1.02% as of December 31, 2016.

Nonperforming loans decreased 4.4% to $21.7 million as of December 31, 2017 versus $22.7 million as of December 31, 2016. The ratio of nonperforming loans to total loans and leases was 1.14% as of December 31, 2017 versus 1.23% as of December 31, 2016.

Non-interest income for the three months ended December 31, 2017 was $8.2 compared to $8.4 million as of December 31, 2016. On a year-over-year basis, service charges and fees on deposit accounts collected during the fourth quarter increased $406 thousand to $3.1 million.

Non-interest expense for the three months ended December 31, 2017 decreased $397 thousand to $21.8 million compared to $22.2 million for the same period of 2016. The Corporation’s efficiency ratio was 59.12% for the twelve months ending December 31, 2017 versus 57.13% for the same period in 2016.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, and The Morris Plan Company of Terre Haute.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
END OF PERIOD BALANCES
Assets	$3,000,668	$2,982,342	$2,988,527	$3,000,668	$2,988,527
Deposits	$2,458,653	$2,453,411	$2,428,526	$2,458,653	$2,428,526
Loans, including net deferred loan costs	$1,906,761	$1,866,564	$1,839,180	$1,906,761	$1,839,180
Allowance for Loan Losses	$19,909	$19,802	$18,773	$19,909	$18,773
Total Equity	$413,569	$443,558	$414,395	$413,569	$414,395
Tangible Common Equity (a)	$377,584	$407,459	$377,931	$377,584	$377,931

AVERAGE BALANCES
Total Assets	$3,006,198	$2,974,616	$2,970,031	$2,984,547	$2,963,380
Earning Assets	$2,797,194	$2,775,366	$2,778,369	$2,779,728	$2,748,165
Investments	$895,401	$912,439	$923,957	$911,973	$940,490
Loans	$1,874,766	$1,856,726	$1,830,628	$1,855,092	$1,792,609
Total Deposits	$2,473,385	$2,414,561	$2,464,246	$2,442,137	$2,426,203
Interest-Bearing Deposits	$2,039,993	$1,993,839	$1,895,665	$2,003,903	$1,875,226
Interest-Bearing Liabilities	$27,357	$58,755	$35,531	$47,007	$46,556
Total Equity	$442,418	$440,998	$405,261	$435,266	$415,032

INCOME STATEMENT DATA
Net Interest Income	$27,682	$27,108	$26,406	$107,857	$104,973
Net Interest Income Fully Tax Equivalent (b)	$29,316	$28,691	$27,956	$114,175	$111,156
Provision for Loan Losses	$1,474	$1,185	$939	$5,295	$3,300
Non-interest Income	$8,236	$8,540	$8,428	$35,938	$46,931
Non-interest Expense	$21,798	$22,284	$22,195	$88,747	$90,308
Net Income	$2,616	$8,794	$8,344	$29,131	$38,413

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$0.21	$0.72	$0.68	$2.38	$3.12
Cash Dividends Declared Per Common Share	$2.01	$—	$0.50	$2.51	$0.50
Book Value Per Common Share	$33.77	$36.29	$33.92	$33.77	$33.92
Tangible Book Value Per Common Share (c)	$30.83	$33.12	$30.94	$30.83	$30.94
Basic Weighted Average Common Shares Outstanding	12,234	12,224	12,201	12,225	12,317

(a) Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder's equity.
(b) Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 65%.
(c) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder's equity.

Key Ratios	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Return on average assets	0.35%	1.18%	1.12%	0.98%	1.30%
Return on average common shareholder's equity	2.37%	7.98%	8.24%	6.69%	9.26%
Efficiency ratio	58.05%	59.85%	61.00%	59.12%	57.13%
Average equity to average assets	14.72%	14.83%	13.65%	14.58%	14.01%
Net interest margin	4.20%	4.14%	4.01%	4.11%	4.04%
Net charge-offs to average loans and leases	0.29%	0.23%	0.27%	0.22%	0.25%
Loan and lease loss reserve to loans and leases	1.04%	1.06%	1.02%	1.04%	1.02%
Loan and lease loss reserve to nonperforming loans and other real estate	84.50%	86.93%	74.50%	84.50%	74.50%
Nonperforming loans to loans and leases	1.14%	1.22%	1.23%	1.14%	1.23%
Tier 1 leverage	13.31%	14.05%	13.39%	13.31%	13.39%
Risk-based capital - Tier 1	17.01%	18.04%	17.43%	17.01%	17.43%

Asset Quality	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Accruing loans and leases past due 30-89 days	$13,358	$6,864	$10,757	$13,358	$10,757
Accruing loans and leases past due 90 days or more	$1,403	$1,389	$610	$1,403	$610
Nonaccrual loans and leases	$13,245	$13,965	$13,492	$13,245	$13,492
Total troubled debt restructuring	$7,034	$7,424	$8,565	$7,034	$8,565
Other real estate owned	$1,880	$1,866	$2,531	$1,880	$2,531
Nonperforming loans and other real estate owned	$23,562	$24,644	$25,198	$23,562	$25,198
Total nonperforming assets	$38,167	$38,336	$37,567	$38,167	$37,567
Gross charge-offs	$2,434	$1,964	$2,743	$8,762	$8,949
Recoveries	$1,067	$901	$1,500	$4,603	$4,473
Net charge-offs/(recoveries)	$1,367	$1,063	$1,243	$4,159	$4,476

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	December 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Cash and due from banks	$74,107	$75,012
Federal funds sold	—	6,952
Securities available-for-sale	814,931	853,725
Loans:
Commercial	1,139,490	1,106,182
Residential	436,143	423,911
Consumer	327,976	305,881
	1,903,609	1,835,974
(Less) plus:
Net deferred loan costs	3,152	3,206
Allowance for loan losses	(19,909)	(18,773)
	1,886,852	1,820,407
Restricted stock	10,379	10,359
Accrued interest receivable	12,913	12,311
Premises and equipment, net	48,272	49,240
Bank-owned life insurance	85,016	83,737
Goodwill	34,355	34,355
Other intangible assets	1,630	2,109
Other real estate owned	1,880	2,531
Other assets	30,333	37,789
TOTAL ASSETS	$3,000,668	$2,988,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$425,001	$564,092
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	43,178	43,759
Other interest-bearing deposits	1,990,474	1,820,675
	2,458,653	2,428,526
Short-term borrowings	57,686	80,989
FHLB advances	—	132
Other liabilities	70,760	64,485
TOTAL LIABILITIES	2,587,099	2,574,132

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,595,320 in 2017 and 14,578,758 in 2016
Outstanding shares-12,246,464 in 2017 and 12,216,712 in 2016	1,822	1,820
Additional paid-in capital	75,624	74,525
Retained earnings	420,275	421,826
Accumulated other comprehensive loss	(14,704)	(14,164)
Less: Treasury shares at cost-2,348,856 in 2017 and 2,362,046 in 2016	(69,448)	(69,612)
TOTAL SHAREHOLDERS’ EQUITY	413,569	414,395
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,000,668	$2,988,527

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Years Ended December 31,
	2017	2016	2015
	(unaudited)
INTEREST INCOME:
Loans, including related fees	$91,100	$86,128	$84,022
Securities:
Taxable	14,325	14,506	15,815
Tax-exempt	7,391	7,269	7,194
Other	1,379	1,477	1,645
TOTAL INTEREST INCOME	114,195	109,380	108,676
INTEREST EXPENSE:
Deposits	6,011	4,159	3,934
Short-term borrowings	245	134	70
Other borrowings	82	114	165
TOTAL INTEREST EXPENSE	6,338	4,407	4,169
NET INTEREST INCOME	107,857	104,973	104,507
Provision for loan losses	5,295	3,300	4,700
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	102,562	101,673	99,807
NON-INTEREST INCOME:
Trust and financial services	5,001	5,208	5,586
Service charges and fees on deposit accounts	11,895	10,530	10,145
Other service charges and fees	12,499	12,307	11,798
Securities gains/(losses), net	59	34	17
Insurance commissions	74	2,346	6,945
Gain\(loss) on sale of certain assets and liabilities of insurance brokerage operation	—	12,822	—
Gain on sales of mortgage loans	1,688	1,842	1,998
Other	4,722	1,842	2,690
TOTAL NON-INTEREST INCOME	35,938	46,931	39,179
NON-INTEREST EXPENSE:
Salaries and employee benefits	51,322	52,730	60,109
Occupancy expense	6,897	6,865	6,978
Equipment expense	7,186	7,300	6,991
FDIC Expense	915	1,300	1,769
Other	22,427	22,113	22,551
TOTAL NON-INTEREST EXPENSE	88,747	90,308	98,398
INCOME BEFORE INCOME TAXES	49,753	58,296	33,643
Provision for income taxes	20,622	19,883	10,392
NET INCOME	29,131	38,413	23,251
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/losses on securities, net of reclassifications and taxes	3,335	(10,130)	(1,225)
Change in funded status of post retirement benefits, net of taxes	(3,875)	5,367	6,353
COMPREHENSIVE INCOME	$28,591	$33,650	$28,379
PER SHARE DATA
Basic and Diluted Earnings per Share	$2.38	$3.12	$2.35
Weighted average number of shares outstanding (in thousands)	12,225	12,317	12,836